UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2014 (February 28, 2014)

DOVER CORPORATION
(Exact name of registrant as specified in its charter)

State of Delaware	1-4018	53-0257888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3005 Highland Parkway
Downers Grove, Illinois 60515
(Address of principal executive offices, including zip code)

(630) 541-1540
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On February 28, 2014, Dover Corporation ("Dover") completed the previously announced distribution of 100% of the outstanding common stock of Knowles Corporation ("Knowles") to Dover's shareholders (the "Distribution"). As a result of the Distribution, Knowles is now an independent public company trading under the symbol "KN" on the New York Stock Exchange. The distribution was made to Dover's shareholders of record as of the close of business on February 19, 2014 (the “Record Date”), who received one share of Knowles common stock for every two shares of Dover common stock held as of the Record Date. Dover did not issue fractional shares of Knowles' common stock in the Distribution. Fractional shares that Dover shareholders would otherwise have been entitled to receive were aggregated and are for sale in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares.

Following the Distribution, Dover does not beneficially own any shares of Knowles' common stock and will no longer consolidate Knowles within its financial results.

Item 9.01    Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma consolidated financial information of Dover giving effect to the Distribution, and the related notes thereto, required by Article 11 of Regulation S-X is attached hereto as Exhibit 99.1.

(d) Exhibits.

Exhibit Number	Description
99.1	Dover Corporation Unaudited Pro Forma Consolidated Financial Information
99.2	Dover Corporation Unaudited Adjusted Earnings from Continuing Operations

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOVER CORPORATION
Date: March 4, 2014
	By:	/s/ Ivonne M. Cabrera
Ivonne M. Cabrera
Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description
99.1	Dover Corporation Unaudited Pro Forma Consolidated Financial Information
99.2	Dover Corporation Unaudited Adjusted Earnings from Continuing Operations